SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549




                                    FORM 8-K

                                 CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) October 20, 1995
                                                 ----------------


                     FORD MOTOR CREDIT COMPANY
      (Exact name of registrant as specified in its charter)

          Delaware                  1-6368              38-1612444
-----------------------     -----------------------  -------------------
(State or other juris-      (Commission File Number   (IRS Employer
 diction of incorporation          Number)           Identification No.)

The American Road, Dearborn, Michigan                        48121
----------------------------------------                   ----------
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code 313-322-3000

<PAGE 2>
ITEM 5. Other Events.

FORD MOTOR CREDIT COMPANY FINANCIAL STATEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 1995.

     The interim financial data presented herein are unaudited, but in the opinion of management reflect all adjustments necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the financial statements contained in the registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (the "10-K Report"). Information relating to earnings a share is not presented because the registrant, Ford Motor Credit Company ("Ford Credit"), is a wholly owned subsidiary of Ford Motor Company ("Ford").

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                   Condensed Consolidated Statement of Income
                and of Earnings Retained for Use in the Business

                For the Periods Ended September 30, 1995 and 1994
                                 (in millions)

                                               Third Quarter             Nine Months
                                              1995        1994        1995         1994
                                           ---------   ----------  ----------  ----------
                                                 (Unaudited)             (Unaudited)
Financing Revenue
 Operating leases                          $  1,809.0  $  1,405.3  $  5,188.1  $  3,776.8
 Retail                                         935.7       830.7     2,657.5     2,420.3
 Wholesale                                      318.4       226.3     1,061.3       661.6
 Diversified                                     39.2        28.9       109.0        81.6
 Other                                           82.6        69.3       247.9       193.3
                                           ----------  ----------  ----------  ----------
    Total financing revenue                   3,184.9     2,560.5     9,263.8     7,133.6

Investment and other income                     145.7        89.4       379.9       366.9
                                           ----------  ----------  ----------  ----------
    Total revenue                             3,330.6     2,649.9     9,643.7     7,500.5

Expenses
 Depreciation on operating leases             1,303.8     1,039.3     3,744.2     2,783.7
 Interest expense                             1,222.2       905.0     3,623.9     2,510.6
 Operating expenses                             242.1       247.2       712.4       690.6
 Provision for credit losses                    132.9        39.3       289.4       171.6
                                           ----------  ----------  ----------  ----------
    Total expenses                            2,901.0     2,230.8     8,369.9     6,156.5
                                           ----------  ----------  ----------  ----------
Equity in net income of affiliated
  companies                                      67.7        61.4       174.7       166.2

Income before income taxes                      497.3       480.5     1,448.5     1,510.2

Provision for income taxes                      136.2       162.8       451.5       519.9
                                           ----------  ----------  ----------  ----------
Income before minority interest                 361.1       317.7       997.0       990.3

Minority interest in net income of
  subsidiaries                                    3.7         2.9        10.5         8.1
                                           ----------  ----------  ----------  ----------
Net income                                      357.4       314.8       986.5       982.2

Earnings retained for use in
  the business
 Beginning of period                          6,478.3     5,567.3     5,849.2     4,899.9
 Dividends                                     (350.0)     (250.0)     (350.0)     (250.0)
                                           ----------  ----------  ----------  ----------
 End of period                             $  6,485.7  $  5,632.1  $  6,485.7  $  5,632.1
                                           ==========  ==========  ==========  ==========

Certain amounts for Third Quarter and Nine Months 1994 have been reclassified to conform with presentations adopted in subsequent periods.

The accompanying notes are part of the financial statements.

<PAGE 3>
                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheet
                                  (in millions)

                                             September 30,  December 31, September 30,
                                                  1995          1994          1994
                                              -----------   -----------   -----------
ASSETS                                        (Unaudited)                 (Unaudited)
 Cash and cash equivalents                    $     564.3   $     292.0   $     628.4
 Investments in securities                        1,761.1       1,596.3       1,256.3
 Finance receivables, net (Note 1)               59,280.2      56,946.5      55,256.9
 Accounts and notes receivable from
  affiliated companies                              302.6         250.3         260.9
 Equity in net assets of affiliated companies     1,617.0       1,346.5       1,297.3
 Net investment, operating leases                23,890.4      19,993.9      18,566.5
 Other assets                                     2,635.7       2,799.0       2,196.9
                                              -----------   -----------   -----------
      Total assets                            $  90,051.3   $  83,224.5   $  79,463.2
                                              ===========   ===========   ===========


LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
 Accounts payable
    Trade, customer deposits, and
     dealer reserves                          $   1,447.3   $   1,326.5   $   1,248.6
    Affiliated companies                            431.5         496.0         585.8
                                              -----------   -----------   -----------
      Total accounts payable                      1,878.8       1,822.5       1,834.4

 Debt (Note 2)                                   75,512.3      70,440.4      67,205.7
 Deferred income taxes                            2,920.8       2,405.9       2,339.5
 Other liabilities and deferred income            1,681.1       1,495.6       1,251.1
                                              -----------   -----------   -----------
      Total liabilities                          81,993.0      76,164.4      72,630.7

Minority interest in net assets of
  subsidiaries                                      654.8         397.5         398.3

Stockholder's Equity
 Capital stock, par value $100 a share,
  250,000 shares authorized, issued and
  outstanding                                        25.0          25.0          25.0
 Paid-in surplus (contributions by stockholder)     917.3         917.3         917.3
 Unrealized (loss)/gain on marketable
  securities, net of taxes                           23.0         (70.0)        (53.2)
 Foreign-currency translation adjustments           (47.5)        (58.3)        (87.0)
 Earnings retained for use in the business        6,485.7       5,848.6       5,632.1
                                              -----------   -----------   -----------

      Total stockholder's equity                  7,403.5       6,662.6       6,434.2
                                              -----------   -----------   -----------
      Total liabilities and stockholder's
        equity                                $  90,051.3   $  83,224.5   $  79,463.2
                                              ===========   ===========   ===========

Certain amounts for Third Quarter and Nine Months 1994 have been reclassified to conform with presentations adopted in subsequent periods.


The accompanying notes are part of the financial statements.

<PAGE 4>
                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

                For the Periods Ended September 30, 1995 and 1994
                                  (in millions)

                                                                 Nine Months
                                                             1995           1994
                                                           ----------    ----------
                                                                  (Unaudited)
Cash flows from operating activities
 Net income                                                $    986.5    $    982.2
 Adjustments to reconcile net income to net
   cash provided by operating activities
  Provision for credit losses                                   289.4         171.6
  Depreciation and amortization                               3,909.8       2,934.4
  Gain on sales of finance receivables                          (12.8)         (6.2)
  Gain on sale of investment                                        0         (58.3)
  Equity in net income of affiliates                           (174.7)       (166.2)
  Deferred income taxes                                         513.4         201.4
  Changes in the following items
   Other assets                                                   9.8         365.5
   Other liabilities                                            229.2         139.8
 Other                                                           17.0         (46.1)
                                                           ----------    ----------
   Net cash provided by operating activities                  5,767.6       4,518.1
                                                           ----------    ----------
Cash flows from investing activities
 Purchase of finance receivables                            (21,303.6)    (20,278.7)
 Collection of finance receivables                           16,756.7      16,605.0
 Proceeds from sales of finance receivables
  and operating leases                                        2,728.3       2,009.3
 Net change in wholesale receivables                             11.9      (2,837.2)
 Proceeds from sale of investment                                   0         142.1
 Purchase of operating lease vehicles                       (12,608.0)    (11,011.1)
 Liquidation of operating lease vehicles                      4,377.1       2,267.4
 Other                                                         (192.8)         15.1
                                                           ----------    ----------
   Net cash used in investing activities                    (10,230.4)    (13,088.1)
                                                           ----------    ----------
Cash flows from financing activities
 Proceeds from issuance of long-term debt                     7,858.3       7,938.8
 Principal payments on long-term debt                        (3,993.9)     (6,462.0)
 Change in short-term debt, net                                 943.4       6,687.5
 Cash dividends paid                                           (350.0)            0
 Other                                                          274.1          44.2
                                                           ----------    ----------
   Net cash provided by financing activities                  4,731.9       8,208.5
                                                           ----------    ----------
Effect of exchange rate changes on cash and cash
 equivalents                                                      3.2          (2.4)
                                                           ----------    ----------
   Net change in cash and cash equivalents                      272.3        (363.9)

Cash and cash equivalents, beginning of period                  292.0         992.3
                                                           ----------    ----------
Cash and cash equivalents, end of period                   $    564.3    $    628.4
                                                           ==========    ==========
Supplementary cash flow information
 Interest paid                                             $  3,531.3    $  2,672.8
 Taxes paid                                                      52.8         373.7

Certain amounts for Nine Months 1994 have been reclassified to conform with presentations adopted in subsequent periods.

The accompanying notes are part of the financial statements.

<PAGE 5>
                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                          Notes To Financial Statements


Note 1. Finance Receivables (in millions)

                                               September 30, December 31, September 30,
                                                    1995         1994         1994
                                                -----------  -----------  -----------
                                                (Unaudited)               (Unaudited)
Retail                                          $  44,396.8  $  40,566.6  $  41,260.1
Wholesale                                          14,389.0     15,252.9     13,477.5
Diversified                                         2,784.0      2,738.2      2,564.1
Other                                               4,401.2      4,263.8      4,013.9
                                                -----------  -----------  -----------

   Total finance receivables                       65,971.0     62,821.5     61,315.6

Add loan origination costs                            208.9        155.6        146.0

Less
 Unearned income                                   (6,254.1)    (5,371.0)    (5,470.2)
 Allowance for credit losses                         (645.6)      (659.6)      (734.5)
                                                -----------  -----------  -----------

   Finance receivables, net                     $  59,280.2  $  56,946.5  $  55,256.9
                                                ===========  ===========  ===========

<PAGE 6>
                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                    Notes To Financial Statements (continued)


Note 2. Debt (in millions)

                                                   September 30, December 31, September 30,
                                                        1995         1994        1994
                                                     -----------  ----------- -----------
                                                     (Unaudited)              (Unaudited)
PAYABLE WITHIN ONE YEAR:
 Commercial paper                                    $  34,024.6  $  33,228.9 $  31,152.7
 Other short-term debt*                                  1,412.7      1,136.0     1,055.8
                                                     -----------  ----------- -----------
   Total short-term debt                                35,437.3     34,364.9    32,208.5

 Senior and subordinated
  notes and debentures
  payable within one year                                6,493.5      4,712.7     4,919.5
                                                     -----------  ----------- -----------
   Total payable within
     one year                                           41,930.8     39,077.6    37,128.0
                                                     -----------  ----------- -----------
                            September 30, 1995
                       ----------------------------
                       Weighted Average
                       Interest Rates*** Maturities
                       ----------------  ----------
PAYABLE AFTER ONE YEAR:
 Unsecured senior notes
  Notes**                    7.01%       1996-2048      33,572.4     31,411.2    30,124.5
  Unamortized premium/
   (discount)                                                9.1        (48.4)      (46.8)
                                                     -----------  ----------- -----------
   Total unsecured
     senior notes                                       33,581.5     31,362.8    30,077.7
                                                     -----------  ----------- -----------
   Total payable
   after one year                                       33,581.5     31,362.8    30,077.7
                                                     -----------  ----------- -----------
   Total debt                                        $  75,512.3  $  70,440.4 $  67,205.7
                                                     ===========  =========== ===========


  * Includes $2.4 million with affiliated companies at September 30, 1994.

 ** Includes $1,149 million with affiliated companies at September 30, 1995.

*** Rates were variable on about 27.4% of the debt payable after one year including the effects of interest rate swap agreements.

<PAGE 7>

FORD CREDIT THIRD QUARTER 1995 RESULTS OF OPERATIONS

Ford Credit's consolidated net income for the third quarter of 1995 was $357 million, up $42 million or 13% compared with $315 million in the third quarter of 1994. Income from financing operations was $290 million, up $36 million or 14% from the same period a year ago. Equity in net income of affiliated companies, primarily Ford Holdings, Inc., was $68 million compared with $61 million in the same period a year ago.

Compared with results from a year ago, the increase in financing profits in the third quarter of 1995 primarily reflected lower 1995 taxes resulting from prior year tax adjustments, higher financing volumes, improved operating cost performance, and gains from sale of receivables. Lower net interest margins and higher credit losses were a partial offset. The tax adjustment primarily related to a credit received in 1995 resulting from overestimating tax liabilities in 1994. The higher level of earning assets primarily reflected increases in operating leases and retail installment sale receivables. The lower net interest margins reflected an increase in U.S. portfolio borrowing rates from 5.5% to 6.5% offset partially by higher portfolio yields on finance receivables and operating leases. Interest margins were adversely affected because interest rates earned on finance receivables, including operating leases net of depreciation, were limited by competitive pressure in automotive financing. Credit losses increased in the third quarter of 1995, reflecting higher losses per repossessed unit and an increase in repossession rates.

Total gross finance receivables and net investment in operating leases at September 30, 1995 were $89.9 billion, up $10.0 billion or 13% from a year earlier. The increase primarily reflected higher levels of operating leases and retail installment sale receivables. Depreciation expense on operating leases in the third quarter of 1995 was $1,304 million, up $264 million or 25% compared with the third quarter of 1994. The increase reflected the higher levels of operating leases and was more than offset by higher revenue earned from the increased volume of lease contracts.

During the third quarter of 1995, Ford Credit financed 38.0% of all new cars and trucks sold by Ford Motor Company dealers in the United States, compared with 36.7% in the third quarter of 1994.
The increase reflected higher levels of retail installment sale financing. Ford Credit provided retail financing for 658,000 new and used vehicles in the United States, up 12% from a year ago. Ford Credit also provided wholesale financing for 79.8% of Ford Motor Company factory sales to U.S. car and truck dealers during the quarter, compared with 82.9% in the same period a year ago.

<PAGE 8>
FORD CREDIT FIRST NINE MONTHS 1995 RESULTS OF OPERATIONS

For the first nine months of 1995, Ford Credit's consolidated net income was $986 million, up $4 million from $982 million in 1994. Income from financing operations was $812 million, down $4 million from the same period a year ago, resulting from lower net interest margins, higher credit losses, and the non-recurrence of the one-time gain from the sale of Ford Credit's investment in Manheim Auctions,
Inc.   A higher level of earning assets, lower 1995 taxes resulting from prior year tax adjustments and improved operating cost
performance were a partial offset.   Equity in net income of affiliated
companies was $175 million compared with $166 million in 1994. Depreciation expense in the first nine months of 1995 was $3,744 million, up $960 million or 35% compared with the first nine months of 1994. The increase reflected the higher levels of operating leases and was more than offset by higher revenue earned from the
increased volume of lease contracts.   During the first nine months of
1995, Ford Credit provided retail financing for 36.8% of all new cars and trucks sold by Ford Motor Company dealers in the United States, compared with 37.0% in the same period a year ago. Ford Credit provided U.S. retail financing for 1,892,000 new and used vehicles compared with 1,798,000 vehicles in the first nine months of 1994.
Ford Credit also provided wholesale financing for 79.7% of Ford
Motor Company factory sales to U.S. car and truck dealers during the first nine months of 1995, compared with 81.0% in the same period last year.

FORD CREDIT LIQUIDITY AND CAPITAL RESOURCES

Ford Credit's outstanding debt at September 30, 1995 and at the end of each of the last five years was as follows:

                                         Sept.30,                          December 31
                                          1995        1994        1993        1992        1991         1990
                                          ----        ----        ----        ----        ----         ----
                                                                           (in millions)

Commercial paper & STBA's(a)            $34,086     $33,300     $24,506     $21,210     $18,232      $23,371
Other short-term debt                     1,351       1,065       1,001       1,785       1,642        1,411

Long-term debt (including
 current portion) (b)                    40,075      36,075      33,292      26,961      28,455       26,209
                                        -------     -------     -------     -------     -------      -------

Total debt                              $75,512     $70,440     $58,799     $49,956     $48,329      $50,991
                                        =======     =======     =======     =======     =======      =======

                                          1995        1995        1994        1993        1992         1991
                                          ----        ----        ----        ----        ----         ----

MEMO:
 Total support facilities                $27.4       $22.3       $16.9       $13.9       $13.8        $12.7
 (billions -- as of July 1,
 1995 and January 1,
 1995-1991, respectively)

------

(a)  Short-term borrowing agreements with bank trust departments
(b)  Includes $1,149 million with affiliated companies at September 30, 1995

Support facilities represent additional sources of funds, if required. At September 30, 1995, Ford Credit had approximately $27.4 billion of contractually committed facilities for use (which included $7.6 billion of Ford bank lines that may be used by Ford Credit at Ford's option). These facilities have various maturity dates trough June 2000. The entire $27.4 billion may be used, at Ford Credit's option, by its subsidiaries in Canada, Australia, Mexico, New Zealand, Japan, and Puerto Rico. Any such borrowing will be guaranteed by Ford Credit.
<PAGE 9>
INFORMATION CONCERNING FORD

     Ford Motor Company news release dated October 18, 1995, filed as Exhibit 20 to this Current Report on Form 8-K, is incorporated by reference herein.

     Fourth Quarter Outlook - Ford
     -----------------------------

     Ford Motor Company ("Ford") expects that its net income in the fourth quarter of 1995 will be higher than its net income of $357 million in the third quarter of 1995, but will be well below its net income of $1,569 in the fourth quarter of 1994. Lower production in North America, the continuation of major new product launches in North America (F-150) and in Europe (Fiesta), higher costs associated with additional reductions in personnel and continued adverse foreign exchange effects are expected to result in lower earnings in the fourth quarter this year compared with a year ago.

     Longer-Term Outlook - Ford
     --------------------------

     In the U.S., Ford expects that the strong growth experienced in 1994 will slow to a more sustainable pace in the 1995 to 1997 period, with industry sales of 15 million or more units per year. In Europe, Ford expects the economic recovery there to gain pace and industry volumes should improve for the next several years.

     While Ford's automotive margins have declined this year, it expects them to improve in future years, as the benefits of Ford 2000 are realized.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

                              EXHIBITS

Designation               Description                Method of Filing
-----------               -----------                ----------------
Exhibit 20                Ford Motor Company news    Filed with this Report.
                          release dated October 18,
                          1995.

Exhibit 27                Financial Data Schedule    Filed with this Report.


                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the date indicated.


                                              FORD MOTOR CREDIT COMPANY
                                                     (Registrant)


Date:  October 20, 1995                          By:/s/R. P. Conrad
                                                 -----------------
                                                    R. P. Conrad
                                                    Assistant Secretary

<PAGE 10>


                                EXHIBIT INDEX

Designation                   Description
-----------                   -----------
Exhibit 20                Ford Motor Company news
                          release dated October 18,
                          1995.

Exhibit 27                Financial Data Schedule